Filed Pursuant to Rule 433

Registration No. 333-133852

BANK OF AMERICA CORPORATION

$350,000,000

REOPENING OF 5.375% SENIOR NOTES, DUE SEPTEMBER 2012

FINAL TERM SHEET

Dated September 13, 2007

Issuer:	Bank of America Corporation

Ratings:	Aa1 (Moody’s)/AA (S&P)/AA (Fitch)

Title of the Series:	5.375% Senior Notes, due September 2012

Aggregate Principal Amount Initially Issued on September 11, 2007:	$650,000,000

Additional Principal Amount to Be Issued in Reopening:	$350,000,000

Total Aggregate Principal Amount, After Giving Effect to the Reopening:	$1,000,000,000

Issue Price:	100.072% (plus $5.2256944 in accrued interest for each $5,000 in principal amount of the notes)

Trade Date of Reopening:	September 13, 2007

Settlement Date of Reopening:	September 18, 2007 (DTC)

Maturity Date:	September 11, 2012

Ranking:	Senior

Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000

Day Count Fraction:	30/360

Record Dates:	For book-entry only notes, one business day prior to the applicable interest payment date.

Interest Rate:	5.375%

Interest Payment Dates:	March 11 and September 11 of each year, beginning March 11, 2008.

Interest Periods:	Semi-annually. The initial interest period will be the period from, and including, September 11, 2007 to, but excluding, March 11, 2008, the initial interest payment date. The subsequent interest periods will be the periods from, and including, the applicable interest payment date to, but excluding, the next interest payment date or the Maturity Date.

Optional Redemption:	None

Listing:	None

Lead Manager:	Banc of America Securities LLC

Co-Managers:	Bear, Stearns & Co. Inc. Deutsche Bank Securities Inc. Loop Capital Markets, LLC The Williams Capital Group, L.P.

CUSIP:	060505 DK7

ISIN:	US060505DK72

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of America Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury – Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.

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